Exhibit 99.1

FOR IMMEDIATE RELEASE

PLAINS ALL AMERICAN PIPELINE, L.P. AND PLAINS GP HOLDINGS, L.P. ANNOUNCE DIRECTOR CHANGES

HOUSTON, August 16, 2017 — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced that Oscar K. Brown has been appointed by an affiliate of Occidental Petroleum Corporation (“Occidental”) to serve as its designated representative on the Board of Directors of PAA GP Holdings LLC (“GP Holdings”), replacing Ben Figlock. The GP Holdings Board has responsibility for managing the business and affairs of PAA and PAGP.

“We are pleased to welcome Oscar to the Board and look forward to working with him,” said Greg L. Armstrong, Chairman of the Board and CEO of PAA and PAGP. “We would also like to thank Ben for his two and a half years of service on the Board.”

Mr. Brown currently serves as Senior Vice President, Corporate Strategy and Development, at Occidental. He joined Occidental in August 2016 from Bank of America Merrill Lynch, where he most recently served as managing director and Co-head of Americas Energy Investment Banking.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles approximately 5 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas.  More information is available at www.plainsallamerican.com.

Plains GP Holdings is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contact:

Brett Magill

Manager, Investor Relations

(866) 809-1291